Exhibit 3.97

FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
HARCOSEMCO LLC

The undersigned, being the sole member of HARCOSEMCO LLC, a Connecticut limited liability company (the “Company”), does hereby execute this First Amended and Restated Limited Liability Company Agreement of the Company effective October 10, 2018. The Company was formed as a Connecticut limited liability company on March 31, 2014, upon the filing of its Articles of Organization with the Secretary of State of the State of Connecticut.
Article I
MEMBER
TransDigm Inc. shall be, and is, hereby admitted to the Company as the sole member of the Company (the “Member”). All actions taken and all things done and all expenditures made by any authorized representative of the Company, including, without limitation, the Member, in connection with its organization and qualification are hereby ratified, approved and confirmed in all respects.
ARTICLE II
OFFICE
The principal office of the Company shall be located at 186 Cedar Street, Branford, Connecticut 06405-6011 (the “Principal Office”). The Company may have such other offices as the Member may designate or as the business of the Company may require. The name and address of the statutory agent of the Company is as set forth in the Company’s Articles of Organization, and such agent and address of agent may be changed from time to time by the Member.
ARTICLE III
PURPOSE
The purpose for which the Company is organized is to conduct any lawful business purposes as defined in Section 34-119 of the Connecticut Limited Liability Company Act (the “Act”). The Company shall have all of the powers granted to a limited liability company under the laws of the State of Connecticut.

ARTICLE IV
DURATION OF THE COMPANY
The Company shall commence immediately, upon the effective date of this Limited Liability Company Agreement, and shall continue in perpetuity thereafter unless terminated sooner by operation of law or by decision of the Member.
ARTICLE V
CAPITAL CONTRIBUTIONS
The Member has contributed all of the capital of the Company and may in the future contribute any additional capital deemed necessary by the Member for the operation of the Company.
ARTICLE VI
OWNERSHIP OF MEMBERSHIP INTERESTS
The Member shall own all of the membership interests in the Company and the Member shall have a 100% distributive share of the Company’s profits, losses and cash flow.
ARTICLE VII
MANAGEMENT
The Member will manage the affairs of the Company, but shall be entitled to appoint or authorize representatives to act on behalf of the Company and to delegate the authority otherwise reserved to the Member to such representatives. The signature of the Member of the Company shall be sufficient to bind the Company with respect to any matter on which the Member shall be required or entitled to act. The Member has the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company. A copy of this Limited Liability Company Agreement may be shown to third parties (and all third parties may rely hereupon) in order to confirm the identity and authorization of the Member.
ARTICLE VIII
BOOKS AND RECORDS
The Company books shall be maintained at the Principal Office. The books shall be kept on a calendar or fiscal year basis as determined by the Member, and shall be closed and balanced at the end of each such year. The Member shall cause all known business transactions pertaining to the purpose of the Company to be entered properly and completely into said book. The Member will prepare and file on behalf of the Company all tax returns in a timely manner.

ARTICLE IX
AMENDMENTS
This Limited Liability Company Agreement may be amended by a written instrument adopted by the Member and executed by the Member at any time, for any purpose, at the sole discretion of the Member.
ARTICLE X
INDEMNIFICATION
Section 1. Indemnification in Non-Derivative Actions. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a member, manager or officer of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
Section 2. Indemnification in Derivative Actions. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a member, manager or officer of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 3. Indemnification as a Matter of Right. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article X, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
Section 4. Determination of Conduct. Any indemnification under Sections 1 and 2 of this Article X (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2 of this Article X. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.
Section 5. Advance Payment of Expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this section.
Section 6. Nonexclusivity. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article X shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
Section 7. Liability Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a member, manager, director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this section.
Section 8. Company. For purposes of this Article X, references to “the Company” shall include, in addition to the resulting entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its members, managers, directors, officers, and employees or agents, so that any person who is or was a member, manager, director, officer, employee or agent of such constituent entity, or is or was serving at the request of such constituent entity as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article X with respect to the resulting or surviving entity as he would have with respect to such constituent entity if its separate existence had continued.

Section 9. Employee Benefit Plans. For purposes of this Article X, references to any “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a member, manager, officer, employee or agent of the Company which imposes duties on, or involves services by, such member, manager, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article X.
Section 10. Continuation. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article X shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a member, manager, director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE XI
APPLICABILITY OF UCC ARTICLE 8
The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code. Each certificate evidencing membership interests in the Company shall bear the following legend:
“This certificate evidences an interest in HARCOSEMCO LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code.”
No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.

ARTICLE XII
MISCELLANEOUS
This Limited Liability Company Agreement is made by the Member for the exclusive benefit of the Company, its Member, and his successors and assignees. This Limited Liability Company Agreement is expressly not intended for the benefit of any creditor of the Company or any other person or entity. Except and only to the extent provided by applicable statute or otherwise in this Limited Liability Company Agreement, no such creditor or third party shall have any rights under this Limited Liability Company Agreement or any agreement between the Company and the Member with respect to any capital contribution or otherwise.

IN WITNESS WHEREOF, the Member has hereunto set his hand effective the day and year first above written.

TRANSDIGM INC., its sole member

By:	Halle Terrion
Its:	General Counsel, Chief Compliance Officer and Secretary